Exhibit 9(iii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K



                             BT PYRAMID MUTUAL FUNDS
                                       for
                            BT PreservationPlus Fund


                    AGREEMENT TO PROVIDE SHAREHOLDER SERVICES

      Whereas BT Pyramid Mutual Funds (the "Trust") has adopted an Amended and Restated Shareholder Services Plan as of October 14, 1998 (the "Plan"), and

      Whereas the Plan is designed to provide services beneficial to shareholders of certain classes of BT PreservationPlus Fund (the "Fund"), and

      Whereas Bankers Trust Company (the "Bank") wishes to provide services to the Trust in accordance with the Plan,

      Now Therefore, the Trust and the Bank agree

      1..... The Bank will provide, or will arrange for other qualified parties to provide (the Bank and/or other qualified parties may be referred to hereinafter as "Providers"), services to the Fund that may include without limitation: establishing and maintaining shareholder and Plan participant accounts, processing purchase and redemption transactions, arranging for bank wires, performing shareholder sub-accounting, answering client inquiries regarding the Fund and/or its classes, providing periodic statements showing the investor/shareholder's account balance and those of Plan participants, transmitting proxy statements, periodic reports, updated prospectuses and other communications to shareholders and, with respect to meetings of shareholders, collecting, tabulating and forwarding to the Trust executed proxies and obtaining such other information and performing such other services as may reasonably be required.

      2..... In compensation for the services provided to this Plan, Providers, including the Bank where appropriate, will be paid a quarterly fee with respect to each class, computed at the annual rate not to exceed: 0.15 of 1% of the average aggregate net asset value of the shares of the Institutional Service Class held during the quarter; and 0.25 of 1% of the average aggregate net asset value of the shares of each of the Retirement Class and the Service Class, held during the quarter.

      3..... Any payments made to any Provider other than the Bank will be made pursuant to a "Shareholder Services Agreement" entered into by the Bank on behalf of the respective class and the Provider.

      4..... The Trust has the right (i) to select, in its sole discretion, the
Providers to participate in the Plan and (ii) to terminate (or cause the Bank to terminate) without cause and in its sole discretion any Shareholder Services Agreement.

      5..... This Agreement shall become effective after approval by majority votes of: (a) the Trust's Board of Trustees; and (b) the Disinterested Trustees of the Trust, cast in person at a meeting called for the purpose of voting on the Agreement.

      6..... This Agreement shall remain in effect for the period of one year from the date set forth above and may be continued thereafter if this Agreement is approved with respect to each class at least annually by a vote of a majority of the Trust's Board of Trustees and a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Agreement.

      7..... Any material amendment to this Agreement must be approved by a vote of the Board of Trustees of the Trust and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on it.

      8..... This Agreement may be terminated with respect tothe Fund or any class of shares thereof at any time by: (a) a majority vote of the Disinterested Trustees; or (b) a vote of a majority of the outstanding voting securities of that class as defined in Section 2(a)(42) of the Investment Company Act of 1940, as amended.

      9..... All agreements with any person relating to the implementation of the Plan or this Agreement shall be in writing and any agreement shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 8 herein.

      10.... The Bank is hereby expressly put on notice of the limitation of liability as set forth in the Trust's Declaration of Trust and agrees that the obligations assumed by the Trust pursuant to this Agreement shall be limited in any case to the Trust and its assets and the Bank shall not seek satisfaction of any obligation from the shareholders of the Trust, the Trustees, officers, employees or agents of the Trust, or any of them.

      11.... This Plan shall be construed in accordance with and governed by the laws of the State of New York.

                                    BT PYRAMID MUTUAL FUNDS

                                    By:  /S/ JAY S. NEUMAN
                                    Name:  Jay S. Neuman
                                    Title:  Secretary

                                    BANKERS TRUST COMPANY

                                    By:  /S/ BRIAN W. WIXTED
                                    Name:  Brian W. Wixted
                                    Title:  Principal


Dated:  October 14, 1998